Exhibit (h)(3)

Selected Dealer Agreement for Morgan Stanley & Co. LLC for

Western Asset Middle Market Income Fund Inc.

To the Undersigned Distributor:

Ladies and Gentlemen:

We understand that you are principal underwriter and distributor of the shares of common stock, par value $0.001 per share (the “Shares”), of Western Asset Middle Market Income Fund Inc. (the “Fund”), a non-diversified, non-traded limited term closed-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“1940 Act”). You desire that Morgan Stanley & Co. LLC (“Morgan Stanley”) acts as a dealer with respect to the sale of Shares to customers. In consideration of the mutual covenants stated below, you and Morgan Stanley agree as follows:

1.	Purchase of Shares at Public Offering Price. Morgan Stanley will use such efforts to sell Shares as they in their sole discretion determine, and will not be required to sell any specified or minimum number of Shares of the Fund. Sales of Shares through Morgan Stanley will be at the public offering price of $1,000 per Share, plus an initial sales load of 3.00% of the offering price, as specified in the then effective prospectus and statement of additional information used in connection with the offer and sale of the Shares (collectively, the “Prospectus”). The public offering price will reflect scheduled variations in or the elimination of sales loads on certain sales of Shares described in the Prospectus. To the extent applicable, Morgan Stanley agrees to apply any scheduled variation in or waivers of sales loads uniformly to all customers meeting the qualifications therefore as specified in the Prospectus.

2.	Exchanges and Redemptions. Exchanges of Shares and repurchases of Shares by the Fund will be effected in the manner and upon the terms described in the Prospectus. Exchanges will be subject to such restrictions and charges as are provided for in the Prospectus. Repurchases will be subject to any applicable fees or charges as are provided for in the Prospectus. Any order placed by Morgan Stanley for the repurchase of Shares is subject to the timely receipt by you or the Fund’s transfer agent of all required documents in good order.

3.

Handling and Receipt of Orders. The handling and settlement of purchase, exchange and repurchase orders will be subject to the provisions of the Prospectus and such further procedures the parties determine to be appropriate from time-to-time, consistent with this Agreement. Orders which Morgan Stanley receives prior to the close of business as defined in the Prospectus and placed with you within the time frame set forth in or consistent with the Prospectus shall be executed at the public offering price after they are received by

Morgan Stanley. You will provide such assistance to Morgan Stanley in processing orders as Morgan Stanley reasonably requests. With each order, Morgan Stanley will notify you of the state of residence of the customer to whom the order pertains. Morgan Stanley will be responsible for the accuracy, timeliness and completeness of purchase, repurchase or exchange orders it transmits to you by wire or telephone. All orders shall be subject to your confirmation.

4.	Compensation and Expenses.

A. For any sale of Shares by Morgan Stanley or its employees or agents, Morgan Stanley will retain the initial sales load (which is in addition to the public offering price) as specified in the Prospectus.

B. With respect to expenses not specifically addressed elsewhere in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder. Consistent with the Prospectus, the Initial Offering Period Agreement, dated August 26, 2014, by and among the Fund, the Distributor, Legg Mason Partners Fund Advisor, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Morgan Stanley, and applicable law and regulation, from time to time you and Morgan Stanley may determine that you will pay or reimburse Morgan Stanley for expenses it incurs in connection with selling Shares.

5.	FINRA Regulation. Each party to this Agreement represents that it is a member of the Financial Industry Regulatory Authority (“FINRA”) and each party agrees to notify the other should it cease to be such a member. With respect to the sale of Shares hereunder, you and Morgan Stanley agree to abide by the Conduct Rules of the FINRA and all applicable federal and state securities laws, including but not limited to the following:

A. Morgan Stanley shall not withhold placing customers’ orders for Shares so as to profit themselves as a result of such withholding. Morgan Stanley shall not purchase any Shares from you other than for their own investment or to cover purchase orders already received by them from their customers.

B. No party to this Agreement will, as principal, purchase any Shares from a customer at a price lower than the net asset value next determined by or for the Fund that issued such Shares. Nothing in this subparagraph shall prevent Morgan Stanley from selling Shares for a customer to you or to the Fund which issued such Shares at the net asset value then quoted by or for the Fund (less any applicable contingent deferred sales charge or other charges) and charging a fair commission or service fee for handling the transaction.

6.	Suspension or Withdrawal of Offering. You reserve the right to suspend sales of Shares of the Fund or withdraw any offering of Shares entirely. You agree to notify us promptly of any decision to do so.

7.	Provision of Materials and Fund Information.

A.	At your expense, you will furnish Morgan Stanley with current prospectus and statement of additional information of the Fund (including any supplements thereto), periodic reports to Fund shareholders and marketing and other materials you have prepared relating to the Fund in such quantities as Morgan Stanley reasonably requests.

B.	You will notify Morgan Stanley of any departure by a Fund portfolio manager within 24 hours of Company’s receipt of notice of an intended departure.

C.	Morgan Stanley employees shall have reasonable access to the portfolio manager(s) of the Fund for purposes of discussing Fund performance and other significant issues.

D.	You will promptly notify Morgan Stanley of all material changes regarding:

(a) Mergers, name changes and liquidations

(b) Investment objective/strategy changes

(c) Proxy statements

(d) Changes to the Fund’s prospectus or statement of additional information

(e) Pricing changes

8.	Representations by Morgan Stanley Concerning the Fund. Morgan Stanley and its agents and employees are not authorized to make any representations concerning the Fund or its Shares except those contained in or consistent with the Prospectus and such other written materials you provide relating to the Fund or other statements or representations, written or oral, which you furnish or make to Morgan Stanley about the Fund.

9.	Prospectus Delivery. Morgan Stanley will provide their customers purchasing Shares with the pertinent prospectus prior to or at the time of purchase. Morgan Stanley will provide any customer who so requests with the pertinent statement of additional information.

10.	Arbitration. If a dispute arises between you and Morgan Stanley with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing FINRA Code of Arbitration Procedure (“FINRA Code”). The parties agree, that to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry.

11.

Anti-Money Laundering. Morgan Stanley has policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. Morgan Stanley and has Customer Identification Programs (“CIP”), which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. Morgan Stanley also has policies, procedures, and internal controls in place that are reasonably designed to comply with the regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

12.	Confidentiality. You agree, at all times during the term of this Agreement and thereafter, that you and the Fund shall maintain the confidentiality of, and not disclose to any person, or otherwise make use of (directly or indirectly), the names and addresses of, or other information relating to, the respective customers of Morgan Stanley (“Customer Information”), except as expressly permitted under this Agreement, as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement, or as may be required by applicable law or judicial process. Notwithstanding the foregoing, you and the Fund shall not be prohibited from utilizing for any purpose Customer Information if you can clearly establish that such information was (i) known to you prior to this Agreement; (ii) rightfully acquired by you from third parties whom you reasonably believed were not under an obligation of confidentiality to any other party to this Agreement; or (iii) independently developed by you without breaching any provision of this Agreement.

13.	Miscellaneous.

A. This Agreement shall be governed by the laws of New York State. This Agreement may be amended only upon the written agreement of the parties hereto, and may be terminated by any party on ten days’ written notice to the other parties.

B. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic or facsimile transmission of an executed counterpart of this Agreement shall constitute due and sufficient delivery of such counterpart.

C. This Agreement constitutes the entire agreement between you and Morgan Stanley and supersedes all prior oral or written agreements between you and Morgan Stanley and their predecessors with respect to its subject matter.

[Signature Page Follows]

SINCERELY,

MORGAN STANLEY & CO. LLC

By:
Name:
Title:

AGREED AND ACCEPTED:

LEGG MASON INVESTOR SERVICES, LLC

By:
Name:
Title:

Morgan Stanley Dealer Agreement for Western Asset Middle Market Income Fund Inc.